Natural Gas Services Group, Inc. Announces Reauthorization of Share Repurchase Program

Midland, TX, Oct 04, 2021 (GLOBE NEWSWIRE) Natural Gas Services Group, Inc. (NYSE:NGS) (the “Company”), a leading provider of gas compression equipment and services to the natural gas industry, today announced that its Board of Directors has authorized the repurchase of up to $10 million of its outstanding shares of common stock. The repurchase program will expire on September 30, 2022, subject to earlier termination of the program by the Board of Directors. As of September 30, 2021, the Company had approximately 13,183,262 common shares outstanding.

This repurchase program authorization replaces the authorization of October 23, 2020 which expired on September 30, 2021. Under the former repurchase authorization, the Company repurchased a 478,769 shares of its common stock at an average price of $10.45 for a total of $5.0 million including fees and expenses.

Repurchases may be made in open market purchases, block trades or in privately negotiated transactions. Repurchases, if any, under the program will be made at the discretion of management, and will depend upon market pricing and conditions, business, legal, accounting and other considerations. Open market purchases will be conducted in accordance with the limitations of Rule 10b-18 of the Securities and Exchange Commission (the “SEC”). Repurchases may be made pursuant to any trading plan that may be adopted in accordance with SEC Rule 10b5-1, which would permit common stock to be repurchased when the Company might otherwise be precluded from doing so under insider trading laws.

The repurchase program may be modified, suspended or terminated at any time without notice, in the Company’s discretion, based upon a number of factors, including market conditions, the cost of repurchasing shares, the availability of alternative investment opportunities, liquidity, the need for capital in the Company’s operations and other factors deemed appropriate. These factors may also affect the timing and amount of share repurchases. The repurchase program does not obligate the Company to repurchase any shares. The Company intends to finance the repurchases with existing liquidity and free cash flow.

"The continuation of our repurchase program provides Natural Gas Services Group with an important tool in allocating capital and demonstrates the Board's confidence in our current and future prospects,” said Stephen C. Taylor, Chairman, President and Chief Executive Officer of Natural Gas Services Group, Inc. “We will use this tool strategically in our continued effort to maximize value for NGS shareholders.”

About Natural Gas Services Group, Inc. (NGS)

NGS is a leading provider of gas compression equipment to the natural gas industry with a primary focus on the non-conventional gas and oil industry, i.e., coalbed methane, gas and oil shales and tight gas. The Company manufactures, fabricates, rents, sells and maintains natural gas compressors and flare systems for gas and oil production and plant facilities. NGS is headquartered in Midland, Texas with fabrication facilities located in Tulsa, Oklahoma and Midland, Texas and service facilities located in major gas and oil producing basins in the U.S. Additional information can be found at www.ngsgi.com.

Cautionary Note Regarding Forward-Looking Statements

Statements in this press release regarding the Company’s intention to repurchase shares of its common stock from time to time under the stock repurchase program, the intended purpose of the repurchase plan and the source of funding are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statement include the Company’s expectations regarding the amount of and timing, methods and funding sources for repurchases of its common stock under the stock repurchase plan and the effect of the repurchase plan on dilution to our shareholders, the value of our common stock and ability to accelerate long term growth.  There are a number of important factors that could cause actual events to differ materially from those suggested or indicated by such forward-looking statements.  These include, among other things, the market price of the Company’s common stock prevailing from time to time, the nature of other investment opportunities presented to the Company from time to time, the Company’s cash flow from operations, general and industry specific economic conditions and other factors identified in the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.  The forward-looking statements included in this press release are only made as of the date of this press release, and NGS undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

For Additional Information

Alicia Dada
Investor Relations
(432) 262-2700
Alicia.Dada@ngsgi.com
www.ngsgi.com